Exhibit 4.4

Revize Teşvik Planı / Revised Incentive Plan

Revize Teşvik Planı	Revised Incentive Plan
D-MARKET Elektronik Hizmetler ve Ticaret A.Ş (“Şirket”) Yönetim Kurulu tarafından 24 Mart 2021 tarihinde Türkçe dilinde kabul edilmiş olan ve zaman zaman revize edilmiş haliyle Revize Teşvik Planı.

Convenience English translation of the Revised HAPP (as defined below) adopted by the Board of Directors of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. (the “Company”) on 24 March 2021, and as amended from time to time.

Giriş	Introduction

Şirket Yönetim Kurulu, Şirket’in performansına etki edebilecek olan kilit çalışanlar, müdürler, yöneticiler, yönetim kurulu üyeleri, danışmanlar ve çalışanlar için uygulanabilecek olan Şirket’in Nakit ve Hisse Bazlı Teşvik Planı’nı, (bundan sonra “HAPP” veya “Teşvik Planı” olarak anılacaktır) kabul etmiştir.

HAPP’ın amacı Yönetim Kurulu tarafından belirlenecek Şirket’in ve iştiraklerinin mevcut ve gelecekteki kilit çalışanları, direktörleri, yöneticiler, yönetim kurulu üyeleri, çalışanlar ve danışmanları (“HAPP Kişisi” veya “HAPP Kişileri”) motive etmek ve ödüllendirmek, yetenekleri çekmek ve elde tutmak ve işletmenin başarısını teşvik etmektir.

The Board of Directors of the Company has adopted a cash and share based employee incentive plan (Turkish: Nakit ve Hisse Bazlı Çalışan Teşvik Planı) (“HAPP” or “Incentive Plan”) for key executives, directors, managers, board members, consultants and employees who contribute to the Company’s performance.

The purpose of the HAPP is to motivate and reward the existing and future key executives, directors, managers, board members, employees, and consultants of the Company and of its subsidiaries (“HAPP Person” or “HAPP Persons”) as determined by the Company’s Board of Directors, to attract and retain talent, and to promote the success of the business.

HAPP, Şirket’in B Grubu paylarının ilk halka arzını (“IPO”) müteakip, en geç 31 Aralık 2021 tarihi öncesinde sermayesinin en az %20’sinin halka açılışının başarılı şekilde tamamlanması neticesinde, yürürlüğe girmiştir.

The HAPP took effect upon the Company’s listing of its Class B ordinary shares in connection with its initial public offering (“IPO”), when such Class B ordinary shares’ percentage successfully met at least 20% of its capital by 31 December 2021.

HAPP, (i) nakit, (ii) zamana bağlı pay ve (iii) performansa bağlı pay veya bunların kombinasyonundan oluşan üçlü bir plan içermektedir.  Buna göre, Yönetim Kurulu tarafından belirlenecek HAPP Kişileri, (i) nakit bazlı, (ii) zaman bağlı (RSU) veya (iii) performansa bağlı (PSU)’dan her hangi birini yahut bunların bir kombinasyonu verilmek suretiyle, onları motive etmek, ödüllendirmek, yetenekleri çekmek ve elde tutmak, ve işletmenin başarısını teşvik amacıyla, ödüllendirilebileceklerdir.

(i)

Nakit Bazlı Ödül: IPO öncesinde ve sürecinde görev alan, katkıda bulunan ve performans gösteren HAPP Kişileri’ne nakit olarak, halka arz tarihini takip eden 3. ayın sonunda, ödenecektir.

(ii)

Zamana Bağlı Paylar (RSU’ler): HAPP kapsamına dâhil edilen HAPP Kişileri halka arz sonrası aşağıda belirlenmiş dönemler boyunca Şirket’te çalışmalarının teşvik edilmesi amacıyla RSU’ya hak kazanacaktır.

(iii)

Performansa Bağlı Paylar (PSU’ler): HAPP kapsamına dâhil edilen HAPP Kişileri ilgili dönemdeki performanslarına bağlı olarak PSU’ya hak kazanacaktır.

The HAPP includes a triple plan consisting of (i) cash, (ii) restricted stock units and (iii) performance stock units or a combination of these.  Accordingly, key executives, directors, managers, board members, employees and consultants as determined by the Board of Directors, may be awarded (i) a cash based award, (ii) restricted stock units or (iii) performance stock units, as individual awards or in combination, to motivate and reward employees, attract and retain talent, and promote the success of the business.

(i)

Cash Based Award: HAPP Persons who contributed to the works relating to the execution of the IPO of the Company ADSs may be entitled to cash award at the end of the 3rd month following the date of the IPO.

(ii)

Restricted Stock Units (“RSUs”): HAPP Persons may be entitled to RSUs to encourage them to work in the Company for the periods specified below after the initial public offering.

(iii)

Performance Stock Units (“PSUs”): HAPP Persons may be entitled to PSUs depending on their performance in the relevant period.

Plan Yöneticisi	Plan Administrator
Şirket’in Teşvik Planı, Yönetim Kurulu tarafından yönetilir.	The Incentive Plan is administered by the Board of Directors of the Company.
Hak Ediş Kapsamı	Eligibility

Şirket tarafından, Şirket’in Yönetim Kurulu tarafından belirlenecek olan, Şirket ve iştiraklerinin, mevcut ve gelecekteki kilit çalışanları, yöneticileri, müdürler, direktörler, yönetim kurulu üyeleri, çalışanları ve danışmanlarına ödüller verilebilir. (Bu kişiler aynı zamanda yukarıda “HAPP Kişisi” veya “HAPP Kişileri” olarak da tanımlanmaktadır.)

The Company may grant awards to the Company’s and its subsidiaries’ executives, directors, managers, members of the board of directors, employees and consultants of the Company and of its subsidiaries, to be determined by the Board of Directors of the Company.  (These persons are also defined above as the “HAPP Person” or “HAPP Persons”.)

Teşvik Planı Havuzu	Incentive Plan Pool

Şirket’in Yönetim Kurulu, toplam maksimum (vergi ve kesintiler sonrası) 6.500.000 adede kadar B Grubu Şirket payının, Teşvik Planı kapsamında, RSU’lar ve PSU’lar formunda, kullanılabileceğine karar vermiştir.

The Board of Directors has determined that a maximum amount of 6,500,000 (after tax and deductions) of the Company’s Class B ordinary shares, in the form of RSUs and PSUs, is allowed to be used within the scope of the Incentive Plan.

Hak Ediş Takvimi	Vesting Schedule

RSU’lar ve PSU’lar halka arz tarihinden sonraki 18’nci aydan itibaren (i.e., 31 Ocak 2023’te) başlamak üzere genel olarak aşağıdaki takvimde belirlenen 5 (beş) yıllık dönemde hak edilebilecektir:

•

Birinci Dönem: Halka Arz tarihini takip eden on sekizinci (18.) ayda (i.e., 31 Ocak 2023’te) maximum ihraç edilebileceğine Yönetim Kurulu tarafından izin verilmiş olan toplam 3.250.000 adet paydan, uygulamada 2022 yılı içinde hak edilmiş bulunduğu 27 Şubat 2023 tarihli Yönetim Kurulu kararı ile tespit edilmiş olan 2.195.622 adedinin, hak sahiplerine, vergi ve kesintiler sonrası tekabül eden 1.350.000 adet (ADS ile temsil edilebilecek) B Grubu Şirket payı olarak verilmesine, ve Şirket’in bu payları ilk ihraç yahut edinme tarihinde, hak sahiplerine teslim edilecektir;

•

İkinci Dönem: Birinci Dönem’in bitim tarihini takip eden on ikinci (12.) ayda (i.e., 31 Ocak 2024’te) 1.750.000 adet pay ihraç edilebilecektir,

•

Üçüncü Dönem: İkinci Dönem’in bitim tarihini takip eden on ikinci (12.) ayda (i.e., 31 Ocak 2025’te) 1.500.000 adet pay ihraç edilebilecektir,

•

Dördüncü Dönem: Üçüncü Dönem’in bitim tarihini takip eden on ikinci (12.) ayda (i.e., 31 Ocak 2026’da) 1.000.000 adet pay ihraç edilebilecektir,

•

Beşinci Dönem: Dördüncü Dönem’in bitim tarihini takip eden on ikinci (12.) ayda (i.e., 31 Ocak 2027’de) 900.000 adet pay ihraç edilebilecektir.

RSUs and PSUs may generally vest in the 5 (five) year period as specified below, following the end of 18th month (i.e., as of 31 January 2023) after the date of the IPO:

•

First Period: Out of the up to 3,250,000 Class B ordinary shares which had been determined by the Board of Directors as the maximum amount permitted to be issued on the eighteenth (18th) month following the date of the IPO, (i.e., on 31 January 2023) a total of 2,195,622 Class B ordinary shares were determined by the Board of Directors’ resolution dated 27 February 2023 to have vested (corresponding to 1,350,000 Class B ordinary shares (which may be represented as ADSs) after tax and deductions) and these will be delivered to those persons upon their first issuance or acquisition by the Company;

•

Second Period: On the twelfth (12th) month following the end of the First Period, (i.e., on 31 January 2024), up to 1,750,000 Class B ordinary shares may be delivered;

•

Third Period: On the twelfth (12th) month following the end of the Second Period, (i.e., on 31 January 2025), up to 1,500,000 Class B ordinary shares may be delivered;

•

Fourth Period: On the twelfth (12th) month following the end of the Third Period, (i.e., on 31 January 2026), up to 1,000,000 Class B ordinary shares may be delivered; and

•

Fifth Period: On the twelfth (12th) month following the end of the Fourth Period, (i.e., on 31 January 2027), up to 900,000 Class B ordinary shares may be delivered.

(HAPP Kişilerinin sayısı, çalışma süreleri ve ilgili dönem dair kayda geçen performansları gibi) çeşitli sebeplerle oluşabilecek değişiklikler neticesinde, belirli bir HAPP Dönemi’ne dair ilgili tarihte, planlanan tutardan daha az pay ihraç edilmesi, yahut ayrılması, durumunda, ihraç edilmemiş veya ayrılmamış B Grubu paylar (veya ADS’ler) olarak HAPP dönemlerine devredilecektir.

If fewer shares are issued or allocated for a specific HAPP period as a result of various factors (such as changes in the number of the HAPP Persons, duration of employment of such HAPP Persons and their actual performance recorded for a given period), the remaining Class B ordinary shares (or ADSs) issued or allocated for a specific HAPP period can be used in the following period(s).

Koşullar	Terms
Genel	General

HAPP kapsamındaki herhangi bir ödemenin (örneğin, nakit ödül, RSU veya PSU olarak) yapılması, hem IPO’nun gerçekleşmiş olması ve hem de çalışanın ödeme tarihinde fiilen Şirket’te çalışmaya devam ediyor olması ön şartlarına bağlıdır.

Payların hak ediş tarihleri ve koşulları her bir çalışanın HAPP sözleşmesinde ayrıca belirlenecektir.

Any payment under the HAPP (i.e., all of the cash based award, RSUs and the PSUs) is contingent upon both the IPO having been successfully realized and on the employee’s having been continuing his/her employment with the Company on the date of payment.

The vesting dates and terms of the HAPP for each beneficiary shall be separately set forth under the HAPP agreement of each employee.

Nakit Ödül	Cash Based Awards
Nakit ödemeler için başkaca özel bir şart tespit edilmemiştir.	No other specific terms of awards are specified for cash based awards.

RSU’ler	RSUs

RSU ödülünün verilmesinin ön şartı, ilgili HAPP Kişisi’nin yukarıda belirlenmiş tarihlerde Şirket’te hala fiilen çalışıyor olmasıdır.

Haklı sebeple iş akdi feshedilmiş olanlar hariç olmak kaydıyla, Şirket ile ilişiği sona ermiş olsa dahi bazı seçili HAPP Kişileri, Plan Yöneticisi’nin ihtiyarına bağlı olmak kaydıyla, ilgili iş akdinin sona erme tarihine kadar doğmuş olan RSU haklarını almaya devam edebilir.

The RSU award is conditioned on the relevant HAPP Person actually working for the Company on the date of payment specified above.

At the discretion of the Plan Administrator, eligible HAPP Persons whose employment have been ceased, other than those terminated for cause, may continue to receive their RSUs until the date of the termination of their respective employment.

PSU’ler	PSUs

PSU ödülünün verilmesi, hem ilgili HAPP Kişisi’nin yukarıda belirlenmiş tarihlerde Şirket’te fiilen çalışıyor olması ve hem de ilgili dönemler için Şirket Yönetim Kurulu’nca belirlenebilecek olan KPI’larını gerçekleştirmesi şartlarına bağlıdır.

The PSU award is conditioned on both the relevant HAPP Person actually working for the Company on the date of payment specified above and on his/her performance of the KPIs as may be determined by the Company’s Board of Directors for the relevant periods.

Devir Kısıtlamaları	Transfer Restrictions

PSU’lar ve RSU’ların kazanımına ve nakit ödüllere dair tüm haklar devredilemez niteliktedirler ve hiçbir şekilde satış, devir, beklenti, şerh, kısıtlama, temlik, rehin, tedbir veya ipoteğe konu olamaz.

All rights relating to vesting of PSUs and RSUs as well as the cash awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Tadil, Askıya Alınma ve Sona erme	Amendment, Suspension and Termination

Plan Yöneticisi olarak Yönetim Kurulu’nun HAPP koşullarını değiştirme, askıya alma ve son erdirme konusunda tek taraflı yetkisi bulunmaktadır.

HAPP halka arz tarihinin 10. (onuncu) yıldönümünde kendiliğinden sona erer.

Şirket’in Yönetim Kurulu, ilgili karar ve toplantı sayılarına uymak kaydıyla, HAPP’ı kısmen veya tamamen herhangi bir zamanda sonlandırabilir.

As the Plan Administrator, the Board of Directors of the Company has unilateral authority to change, suspend and terminate the HAPP conditions.

The HAPP shall automatically expire on the 10th (tenth) anniversary of the date of the IPO.

The Board of Directors of the Company, with adequate meeting and decision quorum, may terminate the HAPP at any time, in whole or in part.

Önceki Teşvik Planları ve Sözleşmeler	Prior Incentive Plans and Agreements
HAPP’ın kurulması ile, çeşitli yöneticiler ile imzalanmış olan önceki tüm sözleşmeler, Şirket’in satışına ilişkin çıkış ödemesi anlaşmaları da dâhil olmak üzere, sona ermiştir.	With the establishment of the HAPP, all of the prior agreements which may have been signed with certain executives, including exit bonus arrangements for the sale of the Company, have been terminated.